EFS Solutions BARCLAYS SuperTrackSM Notes Filed Pursuant to Rule 433 Registration No. 333-190038 July 16, 2015

The highly dynamic environment of today’s financial markets creates new opportunities and challenges for investors. As a result, investors are looking for innovative ideas and creative solutions that are designed to mitigate risk and maximize return on their portfolios. A growing number of investors are seeking different strategies that could help them meet their financial goals. There is an increasing need for efficient financial products that may allow investors to realize higher yields, reduce their risk exposure and achieve access to a wider range of asset classes, such as international equities, commodities, foreign currencies and various market indices. Structured investments may be one tool that investors can use to try to achieve these goals. Structured investments may be designed to help investors meet their specific investment objectives and provide greater diversification* to their investment portfolios. Structured investments encompass a variety of structures and terms. The most typical are structured notes which consist of a debt security linked to the performance of a reference asset. The reference asset may consist of an equity, commodity, foreign exchange rate or interest rate-based underlier or a basket or the least performing reference asset in a group of the foregoing. Different structured investments may be designed to help investors try to reach various goals, including minimizing loss of principal**, generating higher yields or participating in enhanced returns. Structured Investments involve significant risks and may not be suitable for all investors. For more information, see “Certain risk considerations” in this brochure and the risk factors included in the relevant offering documents. Investors are urged to consult with their own advisors prior to investing in any Structured Investment. * Diversification does not protect against loss. Structured investments of the same issuer expose the investor to the same credit risk. ** Any payment on a structured investment is subject to the creditworthiness of the issuer. Structured investments are not, either directly or indirectly, an obligation of any third party. If the issuer of a Structured Investment becomes insolvent or becomes subject to the exercise of any resolution measure by a relevant resolution authority, an investor in a Structured Investment may not receive any amounts owed to them under the terms of the Structured Investment.

What is a SuperTrackSM Note and how does it work? SuperTrackSM Notes offer investors participation in the performance of a reference asset. SuperTrackSM Notes are often linked to the performance of a particular market index, equity or equity basket or the least performing reference asset in a group of equity-based reference assets. SuperTrackSM Notes can also be structured to provide exposure to other asset classes, such as commodities, interest rates or foreign exchange rates. SuperTrackSM Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on a SuperTrackSM Note depends on the ability of the issuer to satisfy its obligations as they come due. SuperTrackSM Notes typically provide exposure to the upside of the reference asset, as well as participation in the negative performance in the event of a decline in the value of the reference asset. The amount and type of upside or downside exposure provided by any particular SuperTrackSM Note will be described in the offering documents for that Note. SuperTrackSM Notes may be structured to include a feature called a “buffer percentage” where the principal amount of the SuperTrackSM Notes would have limited protection (subject to the credit risk of the issuer) against a decline in the performance of the reference asset. If, for example, the buffer percentage of a particular SuperTrackSM Note were 10%, the investor would lose 1% of their principal for every 1% that the reference asset declined by more than 10% from its initial value to its final value. Accordingly, the investor could lose up to 90% of the principal amount of their investment. SuperTrackSM Notes may also be structured with contingent downside protection in the form of a “barrier” level. If, for example, the barrier level for a SuperTrackSM Note were 90% of the initial level of the reference asset, the investor would be fully exposed to the negative performance of the reference asset if that reference asset declined by more than 10% from its initial value to its final value. Accordingly, the investor could lose up to 100% of the principal amount of their investment. Some SuperTrackSM Notes are intended to offer investors enhanced participation (i.e., greater than 1-for-1 participation in the upside performance of the reference asset), typically subject to a cap or “maximum return”. This enhanced participation feature offers investors the possibility of participating in higher gains compared to what they would receive from a direct investment in the reference asset, subject to the maximum return on the notes. A “cap” or “maximum return” feature may also be included in other types of structured investments that offer only 1-for-1 (or less) participation in the upside performance of the reference asset. The terms of any particular SuperTrackSM Notes, including the amount and type of upside or downside exposure provided, will be described in the applicable offering documents. You are urged to read carefully the offering documentation for any SuperTrackSM Notes to understand their terms and associated risks, and you are urged to consult with your own advisors prior to investing. An investor in SuperTrackSM Notes should be willing to hold such investment to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells their SuperTrackSM Notes prior to maturity. Any payment on SuperTrackSM Notes is subject to the creditworthiness of the issuer. SuperTrackSM Notes are not insured by the US Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. SuperTrackSM Notes are not, either directly or indirectly, an obligation of any third party. If the issuer of SuperTrackSM Notes becomes insolvent or becomes subject to the exercise of any resolution measure by a relevant resolution authority, an investor in SuperTrackSM Notes may not receive any amounts owed to them under their notes.

Potential for enhanced participation Some SuperTrackSM Notes may offer enhanced returns on the reference asset in the event of a rising or falling market (typically subject to a cap), while the downside market exposure may be (depending on the terms of the particular structured investment) equivalent to the exposure of holding the reference asset (excluding dividends or distributions that may be paid to holders of the reference asset). SuperTrackSM Notes are typically designed for investors with a “bullish” or moderately “bullish” view of the relevant market for the underlying reference asset. SuperTrackSM Notes that feature a “cap” or “maximum return” may be structured with a shorter maturity or a higher participation level than SuperTrackSM notes that do not feature an upside maximum return. However, if a SuperTrackSM Note features a maximum return, investors would not be able to participate in any appreciation of the reference asset above the pre-determined cap.
Hypothetical example Reference asset: ABC Index Figure 1: Hypothetical payoff at maturity Predetermined Maximum Return
• Participation rate = 200% • Maximum return = 20% • Initial index level equals the index closing level on the trade date • Final index level equals the index closing level on the final valuation date Hypothetical possibilities of payout at maturity: • If the index performance is positive, the investor will receive the principal amount plus 200% participation in the index return (subject to the maximum return). 20% Participation rate = 200% Performance of the ABC Index
• Because the participation rate is 200% and the maximum return is 20%, the investor does not benefit from any appreciation of the index beyond an index return of 10%. • If the index return is negative, the investor will lose some or all of their investment in the SuperTrackSM Notes. The thick light blue line in the example above represents the return on an investment in the structured investment, while the thin grey line represents the return on a direct investment in the ABC Index (excluding any dividends or other distributions paid to holders of components of the ABC Index). This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

“Buffered” SuperTrackSM Notes SuperTrackSM Notes that feature a “buffer percentage” may provide a degree of limited protection in the case of any negative performance of the reference asset(s). A “buffer percentage” in a SuperTrackSM Note allows the investor to receive at least the principal amount of their investment at maturity only if the reference asset does not decline in value from its initial level to its final level by more than the buffer percentage. SuperTrackSM Notes that contain a buffer percentage often contain a buffer percentage in the range of 10% to 20%. If, for example, the buffer percentage of a particular SuperTrackSM Note were 10%, the investor would lose 1% of their principal for every 1% that the reference asset declined by more than 10% from its initial value to its final value. Accordingly, the investor could lose up to 90% of the principal amount of their investment. Not all SuperTrackSM Notes feature a buffer percentage, and not all SuperTrackSM Notes that do have a buffer percentage that falls within the range described in the paragraph above. You are urged to read carefully the offering documentation for any structured investment to understand its terms and associated risks, and you are urged to consult with your own advisors prior to investing in a SuperTrackSM Note.
Hypothetical example Reference asset: ABC Index Figure 2: Hypothetical payoff at maturity Predetermined Maximum Return
• Participation rate = 200% • Maximum return = 12% • Initial index level equals the index closing level on the trade date • Final index level equals the index closing level on the final valuation date • Buffer percentage = 10% 12% Participation Rate = 200% Performance of the ABC Index
Hypothetical possibilities of payout at maturity: • If the index return is positive, the investor receives the principal amount of their notes plus 200% participation in the index return (subject to the cap). • Because the participation rate is 200% and the maximum return is 12%, the investor does not benefit from any appreciation of the index beyond an index return of 6%. • If the index return is negative but is not less than -10%, the investor receives the principal amount of their notes. • If the index return is less than -10%, the investor will lose 1% of their principal for every 1% that the index return falls below -10%. For example, if the index return is -15%, the investor will lose 5% of the principal amount of their investment. An investor may lose up to 90% of their principal.
10% Buffer Percentage* The thick light blue line in the example above represents the return on an investment in the structured investment, while the thin grey line represents the return on a direct investment in the ABC Index (excluding any dividends or other distributions paid to holders of components of the ABC Index). This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

SuperTrackSM Notes with a “Barrier” Level SuperTrackSM Notes may feature a “barrier” level that provides contingent protection in the case of any negative performance of the reference asset(s). SuperTrackSM Notes with a barrier level (sometimes referred to as a “knock-in barrier”) allow the investor to receive at least the principal amount of their investment at maturity if the final level of the reference asset does not fall below the barrier level. If the final level of the reference asset falls below the barrier level, the investor will be fully exposed to the negative performance of the reference asset (or relevant reference asset in a group of reference assets) and could lose up to 100% of the principal amount of their investment. Not all SuperTrackSM Notes provide for the type of contingent protection described above. Investors are urged to read carefully the offering documentation for any SuperTrackSM Note to understand its terms and associated risks, and they are urged to consult with their own advisors prior to investing in a SuperTrackSM Note.
Hypothetical example Figure 3: Hypothetical payoff at maturity
Reference asset: XYZ Index • Initial index level equals the index closing level on the trade date • Final index level equals the index closing level on the final valuation date • Barrier level equals 80% of the initial index level Barrier level 100% participation in positive index return Performance of the XYZ Index
Hypothetical possibilities of payout at maturity: • If the index return is positive, the investor receives the principal amount of their notes plus an additional return equal to the index return. • If the index return is negative but not less than -20% (i.e., the final level of the index is not less than 80% of the initial level), the investor receives the principal amount of their notes. • If the index return is less than -20%, the investor is fully exposed to the negative performance of the index. If, for example, the index return is -40%, the investor will lose 40% of the principal amount of their investment. An investor may lose up to 100% of their principal. Full exposure to negative index performance if index return is less than -20% The thick light blue line in the example above represents the return on an investment in the structured investment, while the thin grey line represents the return on a direct investment in the XYZ Index (excluding any dividends or other distributions paid to holders of components of the XYZ Index). This example is for illustrative purposes only and does not constitute a guaranteed return or performance.

Certain risk considerations Some of the risks related to SuperTrackSM Notes are described below. Before investing in any SuperTrackSM Notes, you should read the offering documents for a detailed explanation of the terms, risks, tax treatment and other relevant information of the investment. We also urge you to consult your financial, tax and legal advisors before investing. Credit of issuer SuperTrackSM Notes are unsecured obligations of the issuer and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on SuperTrackSM Notes depends on the ability of the issuer to meet its obligations as they come due. In addition, SuperTrackSM Notes issued by Barclays Bank PLC are subject to the exercise of any United Kingdom “bail-in” power (as will be described in the relevant offering documents) by United Kingdom resolution authorities. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any bail-in power (or any other resolution measure) by the relevant resolution authority, an investor in SuperTrackSM Notes might not receive any amounts owed to them under such notes. You may lose some or all of your initial investment The return at maturity, if any, on SuperTrackSM Notes is linked to the performance of the reference asset to which the notes are linked. If the value of the reference asset decreases from its initial value to its final value by more than a certain percentage, you may lose some or all of your initial investment. No rights to the reference asset As a holder of the SuperTrackSM Notes linked to equities or equity indices, you will not have any rights (including any voting rights or rights to receive cash dividends or other distributions) that the holders of any reference asset or components of the reference asset would have. Limited liquidity You should be willing to hold the SuperTrackSM Notes to maturity. There may be little or no secondary market for the SuperTrackSM Notes. Barclays Capital Inc. or other affiliates of Barclays Bank PLC intend to make a secondary market in the SuperTrackSM Notes. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in the SuperTrackSM Notes. If you sell SuperTrackSM Notes prior to their maturity, you may have to sell them at a substantial loss.

Certain built-in costs are likely to adversely affect the value of the SuperTrackSM Notes prior to maturity The original issue price of the SuperTrackSM Notes includes the agent’s commission and the cost of hedging our obligations under the notes. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. or other affiliates of Barclays Bank PLC will be willing to purchase structured investments from you in secondary market transactions may be lower than the original issue price, and any sale prior to the maturity date of the SuperTrackSM Notes could result in a substantial loss to you. Your own evaluation of the merits In connection with any purchase of SuperTrackSM Notes, we urge you to consult your own financial, tax and legal advisors as to the risks involved in an investment in the product and to investigate the reference asset and not rely on our views in any respect. You should make a complete investigation as to the merits of an investment in SuperTrackSM Notes before investing. Historical results not indicative of future performance The historical or hypothetical performance of a reference asset is not an indication of the future performance of that reference asset. With respect to SuperTrackSM Notes linked to a basket or to more than one reference asset, the historical correlation between reference assets or basket components is not an indication of the future correlation between them. Therefore, the performance of reference assets or basket components individually or in comparison to each other over the term of any SuperTrackSM Notes may bear no relation or resemblance to the historical performance of any of such reference assets or basket components. Market risk The return, if any, on SuperTrackSM Notes is dependent on the performance of the reference asset to which the notes are linked. Thus, changes in the level, value or price of the reference asset will determine the amount payable on the notes. Unless a series of SuperTrackSM Notes provides for the full repayment of principal at maturity (subject to issuer credit risk), if the level, value or price of the reference asset declines, you may lose some or all of your investment at maturity. Price volatility The prices or levels, as applicable, of reference assets or basket components for SuperTrackSM Notes may change unpredictably and, as a result, affect the value of SuperTrackSM Notes in unforeseeable ways. Unless a series of SuperTrackSM Notes provides for the full repayment of principal at maturity (subject to issuer credit risk), an investor should be willing and able to bear the loss of some or all of their investment in SuperTrackSM Notes.

Potential conflicts of interests Barclays Bank PLC, as issuer of SuperTrackSM Notes, and its affiliates may have significant conflicts of interest with respect to the relevant product. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the SuperTrackSM Notes and such compensation or financial benefit may serve as an incentive to sell the relevant SuperTrackSM Notes instead of other investments. The issuer and its affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the reference asset(s) or basket components underlying SuperTrackSM Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the relevant SuperTrackSM Notes. Furthermore, in any such market making, trading activities, and other services, the issuer or its affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of SuperTrackSM Notes. Neither Barclays Bank PLC nor its affiliates have any obligation to take the needs of any buyer, seller or holder of SuperTrackSM Notes into account in conducting these activities. Barclays Bank PLC or its affiliate may act as calculation agent and may enter into transactions to hedge its obligations under SuperTrackSM Notes. In performing these varied duties, the economic interests of the calculation agent are potentially adverse to the interests of an investor in the SuperTrackSM Notes. In addition, SuperTrackSM Notes may be linked to the performance of one or more indices for which Barclays Bank PLC or one of its affiliates is the index sponsor. The index sponsor will be responsible for the composition, calculation and maintenance of the index and will have discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the index. If an affiliate of Barclays Bank PLC is the index sponsor, Barclays Bank PLC may have the ability to replace the index sponsor with a successor index sponsor. The exercise of any such discretion described in this paragraph may present Barclays Bank PLC and/or its affiliates with significant conflicts of interest with respect to SuperTrackSM Notes issued by Barclays Bank PLC. Neither Barclays Bank PLC nor any of its affiliates, in their capacity as an index sponsor, will have any obligation to take the needs of any buyer, seller or holder of SuperTrackSM Notes into account in such capacity.

Many unpredictable factors, including economic and market factors, will impact the value of the structured investments In addition to the level, value or price of the reference asset on any day, the market value of SuperTrackSM Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including • the expected volatility of the reference asset or its underlying components; • the time to maturity of the SuperTrackSM Notes; • interest and yield rates in the market generally; • a variety of economic, financial, political, regulatory or judicial events; • supply and demand for the SuperTrackSM Notes; and • the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of the issuer. Earn success with Barclays The Barclays EFS Solutions team is dedicated to providing a suite of tailored and innovative solutions to a wide range of financial professionals. We deliver practical solutions that benefit and make sense for our clients, including • All Asset Classes and Structures Under One RoofSM • Commitment to our clients: client service is the foundation for our success

Disclaimer Barclays Bank PLC has filed a registration statement (including a prospectus, prospectus supplement and prospectus addendum) with the SEC for the offerings of products described herein. Before you invest, you should read the prospectus, the prospectus supplement, the prospectus addendum and any relevant free writing prospectus or pricing supplement and any other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and the relevant offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free +1 888 227 2275 (ext. 2-3430), or you may request a copy from any dealer participating in the offering. © 2015 Barclays Bank PLC. All Rights Reserved. Contacts For more information, please contact us at Phone: +1 212 528 7198 Email: Solutions@barclays.com Website: barx-is.com